EXHIBIT 3.1


                      ARTICLES OF AMENDMENT AND RESTATEMENT

                                       OF

                            OLD LINE BANCSHARES, INC.


         Old Line Bancshares, Inc. a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                                      FIRST
                                      -----

         The Corporation desires to amend and restate its Charter as currently in effect pursuant to these Articles of Amendment and Restatement. The provisions set forth in these Articles of Amendment and Restatement are all the provisions of the Charter of the Corporation as currently in effect.

                                     SECOND
                                     ------

         The Charter of the Corporation is hereby amended by striking in their entirety Articles FIRST through FIFTEENTH, inclusive, and by substituting the following in lieu thereof:

         FIRST:  The name of the corporation (the "Corporation") is

                            OLD LINE BANCSHARES, INC.

         SECOND: The purposes for which the Corporation is formed are as follows:

                  (a) to own and hold the stock of financial institutions and otherwise operate as a financial institution holding company and to carry on any and all business activities permitted by law; and

                  (b) to engage in any other lawful act or activity which may be carried on by a corporation under the Maryland General Corporation Law, whether or not related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation.

The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the Maryland General Corporation Law.


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         THIRD: The post office address of the principal office of the
Corporation in the State of Maryland is 2995 Crain Highway, Waldorf, Maryland 21061. The name and post office address of the resident agent of the Corporation in the State of Maryland are James W. Cornelsen, 2995 Crain Highway, Waldorf, Maryland 21061. Said resident agent is a citizen of the State of Maryland who resides in the State of Maryland.

         FOURTH: (a) Directors: Mandate and Number. The business and affairs of the Corporation shall be managed under the direction of the board of directors, the number of which shall be not less than five nor more than twenty-five who shall be stockholders, the exact number to be fixed and determined from time to time by resolution of a majority of the full board of directors, subject to the rights of the holders of any preferred stock of the Corporation to elect directors. At any time that the Corporation has stock outstanding, each director, during the full term of his or her directorship, shall own a minimum of 100 shares of Common Stock of the Corporation. The names and addresses of the individuals who currently serve as directors until their successors are elected and qualify are:

             Name                                        Address
             ----                                        -------

             Charles A. Bongar, Jr.                      2995 Crain Highway
                                                         Waldorf, Maryland 21061

             Craig E. Clark                              2995 Crain Highway
                                                         Waldorf, Maryland 21061

             James W. Cornelsen                          2995 Crain Highway
                                                         Waldorf, Maryland 21061

             Daniel W. Deming                            2995 Crain Highway
                                                         Waldorf, Maryland 21061

             James F. Dent                               2995 Crain Highway
                                                         Waldorf, Maryland 21061

             Nancy L. Gasparovic                         2995 Crain Highway
                                                         Waldorf, Maryland 21061

             Samuel V. Goekjian                          2995 Crain Highway
                                                         Waldorf, Maryland 21061

             Randy A. Lakes                              2995 Crain Highway
                                                         Waldorf, Maryland 21061

             Frank Lucente                               2995 Crain Highway
                                                         Waldorf, Maryland 21061


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             Gail D. Manuel                              2995 Crain Highway
                                                         Waldorf, Maryland 21061

             John D. Mitchell, Jr.                       2995 Crain Highway
                                                         Waldorf, Maryland 21061

         (b) Term. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the second annual meeting of stockholders and the term of office of the third class to expire at the third annual meeting of stockholders. At each Annual Meeting of Stockholders or special meeting in lieu thereof following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

         (c) Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the entire Board of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, vacancies in the board of directors resulting from death, resignation, retirement or disqualification may be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as director of the class of which he is a member until the expiration of his current term or his prior death, retirement, resignation or disqualification and
(ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the board of directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum. In the event of a vacancy in the board of directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full board of directors until the vacancy is filled.

         (d) Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time (i) only for cause and (ii) only by the affirmative vote of the holders of at least 80 percent of the voting power of all of the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. A director may be removed for cause only after a reasonable notice and opportunity to be heard before the body proposing to remove him.



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         (e) Amendment, Repeal, etc. Notwithstanding anything contained in the charter of the corporation to the contrary, the affirmative vote of the holders of at least 80 percent of the total voting power of all of the outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal this Article or adopt any provision in the charter of the corporation or the bylaws inconsistent with this Article.

         FIFTH: There shall be an annual meeting of the stockholders to elect directors and transact whatever other business may be brought before the meeting. It shall be held at the principal office or any other convenient place the board of directors may designate, on the date of each year specified therefore in the bylaws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the board of directors, in accordance with the bylaws.

         Nominations for election to the board of directors may be made by the board of directors (or a committee thereof) or by any stockholder of any outstanding class of capital stock of the Corporation entitled to vote for election of directors, subject to any requirements set forth in the bylaws or as may be required by applicable law.

         SIXTH: The total number of shares and the par value of each class of capital stock which the Corporation is authorized to issue is as follows:

          Class of Stock               Number of Shares                Par Value
          --------------               ----------------                ---------
             Preferred                    1,000,000                       $0.01
              Common                      5,000,000                       $0.01

         Any and all shares of stock issued, and for which the full consideration has been paid or delivered, shall be deemed fully paid stock; and the holder of such shares shall not be liable for any further call or assessment of any other payment thereon. The aggregate par value of all shares of all classes of stock is $60,000.

         (a) Each holder of Common Stock shall at every meeting of stockholders be entitled to one vote in person or by proxy for each share of Common Stock held by him. The holders of the Common Stock shall be entitled to such dividends as may from time to time be declared by the board of directors out of any funds legally available for the declaration of dividends, subject to any provision of the charter of the corporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder. No share of Common Stock shall entitle its holder to have any preemptive right in or preemptive right to subscribe to any additional shares of Common Stock or any shares of any other class of stock which may at any time be authorized or issued, or any bonds, debentures or other securities convertible into shares of stock of any class of the Corporation, or options or warrants carrying rights to purchase such shares or securities.



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         (b) The board of directors is authorized, subject to such limitations prescribed by law and the provisions of this Article SIXTH, to provide for the issuance of the shares of Preferred Stock, with or without series, and, by filing articles supplementary (the "Articles Supplementary"), to establish from time to time the number of shares to be included in each such series and to fix the designation, preferences, voting powers, qualifications and special or relative rights or privileges of the shares of each such series. In the event that at any time the board of directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock until designated by the board of directors as being a part of a series previously established or a new series then being established by the board of directors. Notwithstanding the fixing of the number of shares constituting a particular series, the board of directors may at any time thereafter authorize the issuance of additional shares of the same series except as set forth in the Articles Supplementary.

         The authority of the board of directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

                  (1) the number of shares constituting that series and the distinctive designation of that series, and whether additional shares of that series may be issued;

                  (2) whether any dividends shall be paid on shares of that series, and, if so, the dividend rate on the shares of that series; whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (3) whether shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

                  (4) whether shares of that series shall be convertible into shares of Common Stock or another security and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

                  (5) whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

                  (6) whether, in the event of purchase or redemption of the shares of that series, any shares of that series shall be restored to the status of authorized but unissued shares or shall have such other status as shall be set forth in the Articles Supplementary;



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                  (7) the rights of the shares of that series in the event of the sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the Corporation, or the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of shares of that series to payment in any such event;

                  (8) whether the shares of that series shall carry any preemptive right in or preemptive right to subscribe for any additional shares of Preferred Stock or any shares of any other class of stock which may at any time be authorized or issued, or any bonds, debentures or other securities convertible into shares of stock of any class of the Corporation, or options or warrants carrying rights to purchase such shares or securities; and

                  (9) any other designation, preferences, voting powers, qualifications, and special or relative rights or privileges of the shares of that series.

         The Corporation, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, including debt obligations convertible into shares of Common Stock of the Corporation, without the approval of the stockholders.

         SEVENTH:  (a)     Vote Required for Certain Business Combinations.
                           -----------------------------------------------

                  (1) Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or the charter of the corporation, and except as otherwise expressly provided in paragraph (b) of this Article:

                           (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

                           (ii) any sale, lease, license, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equal to or greater than ten percent of the combined assets of the Corporation and its Subsidiaries; or

                           (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equal to or greater than ten percent of the combined assets



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         of the Corporation and its Subsidiaries, except pursuant to an employee benefit plan of the Corporation or any Subsidiary thereof; or

                           (iv) any reclassification of securities of the Corporation (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which are directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder; or

                           (v) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder.

shall require the affirmative vote of the holders of at least eighty percent (80 percent) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote in the election of directors (the "Voting Stock"), voting together as a single class (it being understood that for purposes of this Article, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article SIXTH). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of the charter of the corporation or any Articles Supplementary (as defined in Article SIXTH), or in any agreement with any national securities exchange or otherwise. Notwithstanding anything to the contrary contained herein, any transaction the effect of which is to cause the Corporation to be the holding company for Old Line Bank shall not be subject to the voting requirements of this Article and shall not be considered a "Business Combination."

                  (2) Definition of "Business Combination". The term "Business Combination" as used in this Article shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of subparagraph (1) of this paragraph (a).

         (b) When Higher Vote Is Not Required. The provisions of paragraph (a) of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provisions of the charter of the corporation, if, in the case of any Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation solely in their capacity as stockholders of the Corporation, the condition specified in the following subparagraph (b)(1) is met, or, in the case of any other Business Combination, all of the conditions specified in either of the following subparagraphs (b)(1) or (b)(2) are met:

                  (1) Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the members of the board of directors (the "Board") who are Disinterested Directors (as hereinafter defined), it being understood that this condition shall not be capable of satisfaction unless there is at least one Disinterested Director.



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                  (2) Price and Procedural Requirements. All of the following conditions shall have been met:

                           (i) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by the holders of Common Stock of the Corporation in such Business Combination shall be at least equal to the higher of the following:

                           (A) (if applicable) the highest per share price
                  (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock of the Corporation acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; or

                           (B) an amount equal to two and one-half times the
                  Book Value per Share of Common Stock of the Corporation as of the end of the month preceding the Announcement Date.

                           (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock other than Common Stock shall be at least equal to the higher of the following (it being intended that the requirements of this subparagraph
         (b)(2)(ii) shall be required to be met with respect to every class of such outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                           (A) (if applicable) the highest per share price
                  (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of such class of Voting Stock acquired or beneficially owned by it that were acquired (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; or

                                    (B) (if applicable) the highest preferential
                  amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary liquidation, dissolution or winding up of the Corporation.

                           (iii) The price determined in accordance with subparagraphs (i) and (ii) of this subparagraph (b)(2) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.



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                           (iv) The holders of all outstanding shares of Voting
         Stock not beneficially owned by the Interested Stockholder immediately prior to the consummation of any Business Combination shall be entitled to receive in such Business Combination cash or other consideration for their shares meeting all of the terms and conditions of this paragraph
         (2) (provided, however, that the failure of any stockholders who are exercising their statutory rights to dissent from such Business Combination and receive payment of the fair value of their shares to exchange their shares in such Business Combination shall not be deemed to have prevented the condition set forth in this subparagraph (2)(iv) from being satisfied) .

                           (v) The consideration to be received by holders of any particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder.

                           (vi) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business
         Combination: (A) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock of the Corporation; (B) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock of the Corporation (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to increase such annual rate is approved by a majority of the Disinterested Directors; and (C) neither such Interested Stockholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

                           (vii) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any Subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise.

                           (viii) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder


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         (or any subsequent provisions replacing the Exchange Act or such rules or regulations) shall be mailed to stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions). Such proxy or information statement shall contain, if a majority of the Disinterested Directors so requests, an opinion of a reputable investment banking firm which shall be selected by a majority of the Disinterested Directors, furnished with all information such investment banking firm reasonably requests and paid a reasonable fee for its services by the Corporation upon the Corporation's receipt of such opinion, as to the fairness (or lack of fairness) of the terms of the proposed Business Combination from the point of view of the holders of shares of Voting Stock (other than the Interested Stockholder).

         (c) Certain Definitions. For the purposes of this Article and Article
FOURTEENTH:

                  (1) A "person" shall include any individual, group acting in concert, corporation, partnership, association, joint venture, pool, joint stock company, trust, unincorporated organization or similar company, syndicate, or any group formed for the purpose of acquiring, holding or disposing of securities.

                  (2) "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

                           (i) is the beneficial owner, directly or indirectly, of more than fifteen percent (15 percent) of the voting power of the then outstanding Voting Stock; or

                           (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of more than fifteen percent (15 percent) of the voting power of the then outstanding Voting Stock; or

                           (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

                  (3) A person shall be a "beneficial owner" of any shares of Voting Stock:

                           (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly within the meaning of Rule 13d-3 of the Exchange Act, as in effect on March 31, 1988; or

                           (ii) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage


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         of time), pursuant to an agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the beneficial owner of securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates or Associates until such tendered securities are accepted for purchase; or (B) the right to vote pursuant to any agreement, arrangement, understanding or otherwise; provided, however, that a person shall not be deemed the beneficial owner of any security if the agreement, arrangement or understanding to vote such security
         (I) arises solely from a revocable proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and (II) is not also then reportable on Schedule 13D under the Exchange Act (or a comparable or successor report); or

                           (iii) which are beneficially owned, directly or indirectly within the meaning of Rule 13d-3 under the Exchange Act, as in effect on March 31, 1988, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except to the extent permitted by the proviso of subparagraph (c)(3)(ii)(B) above) or disposing of any shares of Voting Stock;

provided, however, that in the case of any employee stock ownership or similar plan of the Corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote (or direct the vote of) any shares of Voting Stock held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate of such trustee), solely by reason of such capacity of such trustee, shall be deemed, for any purposes hereof, to beneficially own any shares of Voting Stock held under any such plan.

                  (4) For the purposes of determining whether a person is an Interested Stockholder pursuant to subparagraph (c)(2), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph (c)(3), but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                  (5) "Affiliate" and "Associate" shall have the meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on March 31, 1988.

                  (6) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in subparagraph (c)(2), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

                  (7) "Disinterested Director" means any Director of the Corporation who is not an Affiliate or Associate of the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any Director who


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is thereafter chosen to fill any vacancy on the Board or who is elected and who, in either event, is not an Affiliate or Associate of the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then serving on the Board. Notwithstanding anything to the contrary contained in this Article, no director of the Corporation shall be considered the beneficial owner of any Voting Stock held by any other director solely as a result of their status as directors of the Corporation.

                  (8) "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding and including the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding and including the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Disinterested Directors; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors.

                  (9) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraphs (b)(2)(i) and (ii) of this Article shall include the shares of Common Stock of the Corporation and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

                  (10) For the purposes of determining the "Announcement Date", in the event that the first public announcement of the proposal of the Business Combination is made after the close on such date of any securities exchange registered under the Exchange Act on which any shares of the Voting Stock of the Corporation are traded, or of the National Association of Securities Dealers, Inc. Automated Quotations System or any other system on which any shares of the Voting Stock of the Corporation are listed, then the Announcement Date shall be deemed to be the next day on which such exchange or quotations system is open.

                  (11) "Book Value per Share of Common Stock" means the value determined by: (i) subtracting the liabilities of the Corporation from its assets; (ii) multiplying that amount by the proportion that the Common Stock bears to the total capitalization of the Corporation; and (iii) dividing that amount by the number of shares of Common Stock (A) issued and outstanding and
(B) subject to options, warrants, grants or conversion rights which could have been exercised as of the Announcement Date.

         (d) Powers of the Board of Directors. A majority of the Board shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry, whether a person is an Interested Stockholder, which determination shall be conclusive. Once the Board has made a determination, pursuant to the preceding sentence, that a person is an Interested Stockholder, then a majority of Disinterested Directors shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry, (i) the number of shares of Voting Stock beneficially owned by any person, (ii) whether a person is an Affiliate or Associate of another,
(iii) whether the assets which may be the subject of any Business Combination have, or the consideration which may be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value equal to or greater than ten percent of the combined assets of the Corporation and its Subsidiaries and (iv) whether all of the applicable conditions set forth in subsection (b)(2) shall have been met with respect to any Business Combination, any of which determinations by a majority of the Disinterested Directors shall be conclusive. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article, which interpretation shall be conclusive.

         (e) No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article shall be construed to relieve any Interested Stockholder of any fiduciary obligation imposed by law.

         (f) Amendment, Repeal, etc. Notwithstanding any other provisions of the charter of the corporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage or no vote may be specified by law, the charter of the corporation or the bylaws of the Corporation), and in addition to any affirmative vote of the holders of Preferred Stock or any other class of capital stock of the Corporation or any series of the foregoing then outstanding which is required by law or by or pursuant to the charter of the corporation, the affirmative vote of the holders of eighty percent (80 percent) or more of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article.

         EIGHTH: Except as provided in Article SEVENTH of, or as otherwise provided in, the charter of the corporation, the Corporation may authorize, by a vote of a majority of the shares of each class of stock outstanding and entitled to vote thereon, (a) the sale, lease or exchange of all or substantially all of its property and assets, including its goodwill, upon such terms and conditions as it deems expedient, and (b) the merger or consolidation of the Corporation with or into any other corporation, provided, however, that such sale, lease, exchange, merger or consolidation shall have been approved by a majority of the members of the board of directors.

         NINTH: The board of directors shall appoint one of its members president of this Corporation, who shall be chairperson of the board, unless the board appoints another director to be the chairperson. The board of directors shall have the power to appoint one or more vice presidents and such other officers and employees as may be required to transact the business of this Corporation.

         The board of directors shall have the power to: define the duties of the officers and employees of the Corporation; fix the salaries to be paid to them; dismiss them; require bonds from them and to fix the penalty thereof; regulate the manner in which any increase of the capital of the Corporation shall be made; manage and administer the business and affairs of the Corporation; make all bylaws that it may be lawful for the board to make; and generally to perform all acts that it may be legal for a board of directors to perform.

         TENTH: The board of directors shall have the power to change the location of the principal office to within thirty miles of its office in Waldorf, Maryland, without the approval of the stockholders.

         ELEVENTH: The Corporation's existence shall be perpetual unless earlier terminated in accordance with Maryland law.

         TWELFTH: The board of directors or the chairperson of the board of this Corporation, or any one or more stockholders owning, in the aggregate, not less than 20 percent of the stock of this Corporation, may call a special meeting of stockholders at any time. Unless otherwise provided by the Maryland General Corporation Law ("the "MGCL"), a notice of the time, place and purpose of every annual and special meeting of the stockholders shall be given at least 10 days prior to the date of the meeting to each stockholder of record at his/her address as shown upon the books of this Corporation.

         THIRTEENTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, including, without limitation, any corporation or other entity of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation (a "subsidiary") or any affiliate of the Corporation as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the MGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties, costs of investigation and preparation of defense and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in section (c) hereof with respect to proceedings to enforce rights of indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

         (b) Advance of Expenses. The right to indemnification conferred in section (a) of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer shall be made only upon delivery to the Corporation of an undertaking whose terms are satisfactory to the board of directors without the vote of any indemnitee (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred in sections (a) and (b) of this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         (c) Right of Indemnitee to Bring Suit. If a claim under section (a) or
(b) of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

         (d) Rights Not Exclusive. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other rights, by indemnification or otherwise, which any person may have or hereafter acquire under any statute, the charter of the corporation, the Corporation's bylaws, or any agreement, vote of stockholders or disinterested directors or otherwise.

         (e) Regulatory Agency Enforcement Actions. The Corporation may not under this Article indemnify any director, officer or employee of the Corporation against expenses, penalties or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Corporation.

         (f) Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, any subsidiary or affiliate or any employee benefit plan, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGCL, except that such insurance shall explicitly exclude coverage for a formal order assessing civil money penalties against any director, officer, employee or agent of the Corporation. The Corporation's obligation to provide indemnification under this Article shall be offset to the extent of any payment received by the indemnitee from any other source of indemnification or pursuant to any otherwise applicable insurance coverage under a policy maintained by the Corporation or any other person.

         (g) Employees and Agents. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or any subsidiary or affiliate to the fullest extent of the provisions of this Article with respect to the indemnification of and advancement of expenses to directors and officers of the Corporation.

         (h) Agreements. The Corporation may, to the extent authorized from time to time by the board of directors, enter into agreements with any director, officer, employee or agent of the Corporation or any subsidiary or affiliate to the fullest extent of the provisions of this Article with respect to the indemnification of and advancement of expenses to such person.

         (i) Amendment. Without the consent of a person entitled to the indemnification and other rights provided in this Article (unless otherwise required by the MGCL), no amendment modifying or terminating such rights shall adversely affect such person's rights under this Article with respect to the period prior to such amendment.

         (j) Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each indemnitee as to any liabilities and expenses with respect to any proceeding to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

         (k) Limitation of Liability of Officers and Directors. No officer or director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer or director notwithstanding any provision of law imposing such liability; provided, however, that this Article shall not eliminate or limit any liability of an officer or director (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received, (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding, or (iii) in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order requiring affirmative action by an individual or individuals in the form of payments to the Corporation.

         No amendment or repeal of this section shall adversely affect the rights and protection afforded to an officer or director of this Corporation under this section for acts or omissions occurring while this section is in effect.

         If the MGCL is subsequently amended to further eliminate or limit the personal liability of officers or directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the officers or directors of this Corporation shall, without any further action of the board of directors or the stockholders of this Corporation, be eliminated or limited to the fullest extent permitted by the MGCL as so amended.

         FOURTEENTH: (a) Unless otherwise provided in the charter of the corporation, these articles of amendment and restatement may be amended only if such amendment is first approved by an affirmative vote of a majority of the board of directors then in office and thereafter approved by the affirmative vote of at least two-thirds of the total votes eligible to be cast at any regular or special meeting of the stockholders of this Corporation; provided, however, that if there has been an Interested Stockholder at any time within the sixty-day period immediately preceding the stockholder meeting at which such vote is to be taken, such amendment shall also require the affirmative vote of a majority of the Disinterested Directors then in office prior to approval by the stockholders.

         (b) The directors of the Corporation shall have power to make, alter, amend and repeal the bylaws of the Corporation in whole or in part except with respect to any provision thereof which by law or the charter of the corporation or such bylaws requires action by the stockholders, who shall also have power to make, alter, amend and repeal the bylaws of the Corporation. Any bylaws made by the directors under the powers conferred hereby may be altered, amended, or repealed by the directors or the stockholders. Notwithstanding the foregoing and anything contained in the charter to the contrary, Articles II and VII and Sections 2 and 3 of Article I of the bylaws, and this Article FOURTEENTH, shall not be altered, amended or repealed, and no provision inconsistent therewith or herewith shall be adopted, without the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                                      THIRD
                                      -----

         Prior to the filing of these Articles of Amendment and Restatement, the Corporation had the authority to issue Two Million (2,000,000) shares of capital stock, comprised of One Million

(1,000,000) shares of preferred stock, $0.01 par value per share, and One Million (1,000,000) shares of common stock, $10.00 par value per share, for an aggregate par value of $10,010,000.

         Subsequent to the filing of these Articles of Amendment and Restatement, the Corporation will have the authority to issue Six Million (6,000,000) shares of capital stock, comprised of One Million (1,000,000) shares of preferred stock, $0.01 par value per share, and Six Million (6,000,000) shares of common stock, $0.01 par value per share, for an aggregate par value of $60,000. A description of each class of capital stock, including preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and terms and conditions of redemption, appears in Article SECOND above.

         Upon the acceptance for record by the SDAT of these Articles of Amendment and Restatement, the shares of the Voting Common Stock which were issued and outstanding immediately prior to the acceptance for record by the SDAT of these Articles of Amendment and Restatement shall be deemed for all purposes to be the same number of shares of the Common Stock. There are currently no shares of Non-Voting Common Stock issued or outstanding and, upon the acceptance for record by the SDAT of these Articles of Amendment and Restatement, all of the Non-Voting Common Stock shall be canceled.

                                     FOURTH
                                     ------

         The Board of Directors of the Corporation, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the MGCL, approved the foregoing amendment and restatement of the Charter of the Corporation. No stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval.

                    [Signature Appears On The Following Page]

         IN WITNESS WHEREOF, OLD LINE BANCSHARES, INC. has caused these Articles of Amendment and Restatement to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 26th day of June, 2003, and its President acknowledges that these Articles of Amendment and Restatement are the act of Old Line Bancshares, Inc. and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:                                     OLD LINE BANCSHARES, INC.


/s/ Christine M. Rush                           By:/s/ James W. Cornelsen
----------------------------                      ------------------------------
Christine M. Rush, Secretary                      James W. Cornelsen, President

                            CONSENT OF RESIDENT AGENT
                            -------------------------

         The undersigned hereby agrees to serve as resident agent in the State of Maryland for Old Line Bancshares, Inc.


                          /s/ James W. Cornelsen
                          -----------------------------
                          James W. Cornelsen





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